Exhibit 5.1


                            KUTCHIN & RUFO, P.C.
                             COUNSELLORS AT LAW
                             175 FEDERAL STREET
                      BOSTON, MASSACHUSETTS 02110-2210

                               (617) 542-3000
                          FACSIMILE (617) 542-3001


                                                           January 3, 2002

Board of Directors
Parlex Corporation
One Parlex Place
Methuen, Massachusetts 01844

Re:   Parlex Corporation

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration by Parlex Corporation, a Massachusetts corporation (the "Corporation"), of 600,000 shares (the "Shares") of the Corporation's Common Stock, par value $.10 per Share (the "Common Stock"), which may be issued upon the exercise of stock options to be granted under the Corporation's 2001 Employees' Stock Option Plan (the "Plan").

      We have reviewed such corporate documents and records of the Corporation and such certificates of public officials, and we have made such other investigations, as we have deemed necessary to enable us to express the opinion hereinafter set forth. In such review and investigations, we have assumed the genuineness of all signatures on original documents and conformity to the originals of all copies submitted to us as photocopies or conformed copies. As to various questions of fact pertinent to our opinion, we have relied upon statements made to us, or certificates given to us, by employees and representatives of the Corporation. We have also assumed that:
(i) the Plan was adopted and approved by all requisite corporate action of the Corporation; (ii) all of the shares of Common Stock issued under the Plan will be issued for the consideration permitted under the Plan as currently in effect and none of such shares will be issued for less than $.10; (iii) all actions required to be taken under the Plan by the Board of Directors of the Corporation will be taken by the Board of Directors of the Corporation; and (iv) at the time of the exercise of the options under the Plan, the Corporation shall continue to have sufficient authorized and unissued shares of Common Stock.

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon the exercise of stock options (in accordance with the terms and conditions of the Plan) duly granted under the Plan, and upon the receipt by the Corporation of the consideration for the Shares specified in such stock options, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to Massachusetts General Laws, Chapter 156B, the statute entitled "Certain Business Corporations" of the Commonwealth of Massachusetts and the Federal law of the United States of America, as presently in effect, and is based upon the Corporation's articles of organization and by-laws, as presently in effect. We express no opinion with respect to the laws of any other jurisdiction.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We understand that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                       Very truly yours,

                                       /s/ Kutchin & Rufo, P.C.

                                       Kutchin & Rufo, P.C.


KUTCHIN & RUFO, P.C


Parlex Corporation
January 3, 2002
Page 2